Exhibit 3.2

SECOND AMENDED AND RESTATED BYLAWS
OF
CRACKER BARREL OLD COUNTRY STORE, INC.,
a Tennessee Corporation

ARTICLE 1.
OFFICES

Section 1.1          Tennessee Office. The principal office of Cracker Barrel Old Country Store, Inc. (the “Corporation”) in the State of Tennessee shall be located in the City of Lebanon, County of Wilson, as provided in the Charter of the Corporation (the “Charter”). The Board of Directors may, by resolution, amend the Charter to change the address of the principal office.

Section 1.2          Other Offices. The Corporation may have such other offices, either within or without the State of Tennessee, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

ARTICLE 2.
REGISTERED AGENT

Section 2.1          Registered Agent. The Corporation has designated and shall continue to have a registered agent in the State of Tennessee. If the registered agent resigns or is for any reason unable to perform his duties, the Corporation shall promptly designate another registered agent. The Corporation may, by resolution of the Board of Directors, appoint such other agents for the service of process in such other jurisdictions as the Board of Directors may determine.

ARTICLE 3.
BOARD OF DIRECTORS

Section 3.1          Number and Qualification. The business and affairs of the Corporation shall be managed by a Board of Directors, consisting of such number of directors as shall be set from time to time in accordance with the Charter.

Section 3.2          Nominations by Shareholders. In order for a shareholder to nominate persons for election as directors of the Corporation, the shareholder must comply with the requirements of Article 6 of these bylaws.

Section 3.3          Election and Term of Office; Resignation. Members of the Board of Directors shall be elected at the annual meeting of shareholders; but if any such annual meeting is not held or if the directors are not elected at any such annual meeting, directors may be elected at any special meeting of the shareholders. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Directors shall hold office until the next annual meeting of shareholders and thereafter until their respective successors have been elected and qualified. Any director may resign at any time by giving written notice to the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect upon delivery unless the notice specifies a later date.

Section 3.4          Removal of Directors. Directors may be removed only in accordance with the Charter.

Section 3.5          Director Vacancies. Newly created directorships resulting from an increase in the number of directors, and vacancies occurring in any existing directorship for any reason, including death, resignation, disqualification, removal of a director or other cause, may be filled by the vote of a majority of the remaining directors then in office, even if less than a quorum exists, or by the sole remaining director.

Section 3.6          Executive and Other Committees. The Board of Directors, by a resolution adopted by a majority of the directors, may designate committees consisting of one (1) or more persons who may or may not be directors, and the Board may delegate to any committee any authority that the Board of Directors deems desirable, including the right to delegate to an Executive Committee the power to exercise all the authority of the Board of Directors in the management of the affairs and property of the Corporation, provided, however, that all members of any committees that exercise powers of the Board of Directors must be members of the Board and shall serve at the pleasure of the Board. Without limiting the foregoing, a committee may not: (i) authorize distributions, except according to a formula or method prescribed by the Board of Directors; (ii) fill vacancies on the Board of Directors or on any committee thereof; (iii) adopt, amend or repeal bylaws; or (iv) authorize or approve the issuance, sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize such committee to do so within limits specifically prescribed by the Board of Directors.

Section 3.7          Compensation. Unless otherwise restricted by the Charter or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors. Without limiting the generality of the foregoing, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as a director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE 4.
OFFICERS

Section 4.1          Number. The Corporation shall have a Chairperson of the Board, a Chief Executive Officer, a President and a Secretary, and such other officers as may from time to time be appointed by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer, or the President. The Chairperson of the Board, or the Chief Executive Officer or the President after consultation with the Chairperson of the Board, may appoint any officer or assistant officer other than one who is an “executive officer” for purposes of Item 401(b) of Regulation S-K promulgated by the Securities and Exchange Commission. The same person may hold any two (2) or more offices, except the offices of President and Secretary.

Section 4.2          Election and Term. The officers shall be elected or appointed annually at a meeting of the Board of Directors. Each officer shall serve until the expiration of the term for which he or she is elected, and thereafter until a successor has been elected and qualified or until his death or until he or she shall resign, but any officer may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors or if appointed by the Chairperson of the Board, the Chief Executive Officer or the President, by those officers. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer may resign at any time by giving written notice to the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect upon delivery unless the notice specifies a later date.

Section 4.3          Duties. All officers shall have the authority and perform those duties in the management of the Corporation which are normally incident to their offices and as the Board of Directors provides from time to time, including those duties specified below.

A.          Chairperson of the Board. The Chairperson of the Board shall, when present, preside at meetings of the Board of Directors and shareholders and shall exercise all powers and perform all other duties assigned by the Board of Directors.

B.          Chief Executive Officer. The Board of Directors may designate a Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have general responsibility for the implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. In the absence of the Chairperson of the Board, or if there is no Chairperson of the Board, the Chief Executive Officer shall preside at meetings of the Board of Directors or shareholders unless the Board of Directors has designated a lead director to do so.

C.          President. Subject to any supervisory powers given by the Board of Directors to the Chairperson of the Board and the Chief Executive Officer, the President shall be the chief operating officer of the Corporation and shall have general supervision, direction, and control of the operations and the officers and employees of the Corporation.

D.          Vice Presidents. In the absence or disability of the Chief Executive Officer or the President, the Vice Presidents, in order of their rank as fixed by the Board of Directors, or if not ranked, a Vice President designated by the Board of Directors, shall perform all the duties of the Chief Executive Officer or the President, as applicable, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer or the President, as applicable. The Vice Presidents shall have the other powers and perform the other duties prescribed for them respectively by the Board of Directors, by the Chief Executive Officer, the President, or by the Chairperson of the Board and may have additional designations such as “Executive,” “Senior,” or “Assistant.”

E.          Chief Financial Officer. The Chief Financial Officer (who may be either the Controller or a vice president or both) shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including amounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall be open at all reasonable times for inspection by any director. The Chief Financial Officer shall arrange for deposit of all moneys and other valuables in the name and to the credit of the Corporation with the depositories designated generally by the Board of Directors, shall disburse the funds of the Corporation as provided by the Board of Directors, shall render to the Chairperson, the Chief Executive Officer, the President and directors, whenever requested, an account of all transactions as Chief Financial Officer and an account of the financial condition of the Corporation.

F.          Secretary. The Secretary shall keep or cause to be kept a corporate minute book. The minute book shall contain minutes of all meetings and actions of directors, committees of directors, and shareholders. The Secretary shall keep or cause a transfer agent to keep a share register or a duplicate share register showing the names of all shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for shares if such shares are certificated, and the number and date of cancellation of certificates surrendered for cancellation. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors, as required by law or these bylaws, and shall keep the seal of the Corporation, if any. The Board of Directors may also from time to time designate Assistant Secretaries to assist the Secretary or, in the absence of the Secretary, to carry out the duties of the Secretary.

Section 4.4          Officer Vacancies. If any office becomes vacant by reason of the death, resignation, disqualification or removal of the incumbent, or from any other cause, the Board of Directors may, by the vote of a majority, elect a successor to hold office for the unexpired term in respect to which the vacancy occurred or was created. In case of the absence of any officer of the Corporation, or for any reason that the Board of Directors considers sufficient, the Board, for the time being, may delegate the powers of the absent officer to any other officer or to any director, except where otherwise provided by these bylaws or by statute.

Section 4.5          Bonds of Officers. The Board of Directors shall determine which officers of the Corporation, if any, shall give bond, and the bond terms and amount, the expense of the bond to be paid by the Corporation.

Section 4.6          Compensation. The Board of Directors, or one of its duly appointed committees, shall fix the salaries of the executive officers of the Corporation subject to applicable law and requirements of the Nasdaq Stock Market. The compensation of other officers and employees of the Corporation shall be set by the executive officers of the Corporation pursuant to authority delegated to such executive officers from time to time.

ARTICLE 5.
MEETINGS OF DIRECTORS

Section 5.1          Meetings. Meetings of the Board of Directors may be held at such time and place either within or without the State of Tennessee as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President or a majority of the directors then in office. The directors shall designate the place of any meeting.

Section 5.2          Notice of Directors’ Meeting. Regular Board meetings may be held without notice. Special meetings shall be held upon notice of time, date and place sent by any usual means of communication not less than one (1) day before the special meeting. A director may waive the right to notice in writing before, during, or after a meeting. Unless a director promptly objects to holding the meeting for lack of notice, any meeting at which all of the directors are present shall be a valid meeting whether or not notice of the meeting was given, and any business may be transacted at that meeting.

Section 5.3          Quorum and Vote. The presence of a majority of the directors constitutes a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting is not necessary if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken, and if the period of adjournment does not exceed one (1) month in any one (1) adjournment. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the vote of a greater number is required by the Charter, these bylaws or the laws of the State of Tennessee.

Section 5.4          Presence through Communications Equipment. Any regular or special meeting of the Board of Directors, and any meeting of any Board committee, may be held through any communications equipment (e.g., video or telephone conference) if all persons participating can simultaneously hear each other, and participation in a meeting pursuant to this Section 5.4 shall constitute presence in person at that meeting.

Section 5.5          Meetings and Actions of Committees. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall constitute a quorum. Each committee of the Board of Directors and its members shall be governed by the same statutory requirements regarding meetings, action without meetings, notice and waiver of notice and voting requirements as are applicable to the Board of Directors and its members.

Section 5.6          Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting by written consent if (i) all of the members of the Board of Directors or committee, as the case may be, consent to taking such action without a meeting, and (ii) such action is approved by the affirmative vote of the number of directors or committee members that would be necessary to authorize or take such action at a meeting. The written consent shall (a) describe the action taken, (b) be signed by all directors entitled to vote on that action, (c) indicate each director’s vote or abstention on the action, and (d) be included in the minutes or filed with the corporate records of the Corporation. Action taken by written consent shall be effective when the last director signs the consent unless the consent specifies a different effective date.

ARTICLE 6.
MEETINGS OF SHAREHOLDERS

Section 6.1          Annual Meeting. An annual meeting of the shareholders shall be held at the place, if any, or pursuant to the means of remote communication, if any, by which shareholders may be deemed to be present in person and vote at such meeting pursuant to the Tennessee Business Corporation Act and on the date and at the time, in each case, designated by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. Any business may be transacted at the annual meeting without specific notice of any business being given, except business for which the law requires specific notice.

Section 6.2          Special Meetings. Special meetings of the shareholders, for any purpose or purposes unless otherwise prescribed by law, (i) may be called by the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and (ii) shall be called by the Chief Executive Officer, the President or the Secretary at the written request of any person or persons holding of record not less than twenty percent (20%) of all the votes entitled to be cast on any issue contemplated to be considered at such proposed special meeting, which written request shall state with specificity the purpose or purposes of such meeting. Business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice of meeting. In the case of a valid written request for a meeting by shareholders, the Corporation shall mail notice of the meeting pursuant to Section 6.3 below within thirty (30) days of the receipt of a written request complying with this Section 6.2. The Board of Directors shall designate the time, date, place, if any, and the means of remote communication, if any, by which shareholders may be deemed to be present in person and vote at any special meeting.

Section 6.3          Notice of Shareholder Meetings. Written notice stating the place, date, and time of, and, if applicable, any means of remote communication by which shareholders may attend and vote at, the meeting, and, in the case of a special meeting, the purpose or purposes for which the special meeting is called and identifying those calling the special meeting, shall be delivered either personally or by mail by or at the direction of the Chief Executive Officer, the President, the Secretary or the person calling the meeting, to each shareholder entitled to vote at the meeting. The notice shall be delivered not less than ten (10) days nor more than two (2) months before the date of the meeting. If mailed, the notice shall be considered delivered when deposited in the United States mail, postage prepaid, and addressed to the shareholder at the address which appears on the stock transfer books of the Corporation; if delivered personally, the notice shall be considered delivered when actually received by the shareholder. The person giving the notice shall certify that the required notice has been given. Any shareholder may, in writing, waive the right to notice of annual or special meetings either before, during or after the meeting. Attendance by a shareholder in person or by proxy (including, in either case, through any means of remote communication, if applicable) shall constitute a waiver of objection to lack of, or any defect in, notice and to consideration of any matter that was not described in the meeting notice unless the shareholder expressly objects in the manner required by applicable law.

Section 6.4          Quorum Requirements. Unless otherwise set forth in the Charter or required by applicable law, a majority of the shares entitled to vote on a matter shall constitute a quorum for the transaction of business at such meeting. A meeting may be adjourned despite the absence of a quorum by an officer entitled to preside at or to act as secretary of the meeting, and notice of an adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting before the adjournment. Other than for the election of directors, who are chosen by plurality votes, when a quorum is present at any meeting and votes cast in favor of an action exceed votes cast in opposition to that action, then the action shall constitute corporate action and shall decide any question brought before that meeting, unless the question is one upon which, by express provision of the Charter, these bylaws or by the laws of the State of Tennessee, a larger vote is required, in which case the express provision shall govern the decision on that question.

Section 6.5          Voting and Proxies. Every shareholder entitled to vote at a meeting may do so either in person or by written proxy. The written proxy shall be filed with the Secretary of the Corporation or other officer or agent authorized to tabulate votes before being voted. A proxy entitles the holder of that proxy to vote at any adjournment of the meeting, but shall not be valid after the final adjournment of that meeting. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution, unless the proxy expressly provides otherwise.

Section 6.6          Record Date for Shareholder Notice, Voting and Consent.

A.          To determine the shareholders entitled to notice of or to vote at any meeting of the shareholders, or any adjournment thereof, or entitled to consent to corporate action without a meeting, the Board of Directors may fix a record date. The record date shall not be more than seventy (70) days nor less than ten (10) days before the date of any meeting or any action without a meeting. Only shareholders of record on the specified date are entitled to notice and to vote or to give consents, notwithstanding any transfer of shares on the books of the Corporation after the record date.

B.          If the Board of Directors does not fix a record date: (i) the record date for determining shareholders entitled to notice of or to vote at a shareholders’ meeting is the close of business on the business day immediately preceding the day on which notice is given; and (ii) the record date for determining shareholders entitled to consent in writing to corporate action without a meeting is the date on which the first written consent is given.

Section 6.7          Business at Annual and Special Meetings. No business may be transacted at an annual or special meeting of shareholders other than business that is:

A.          specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or an authorized committee thereof, or given by the Corporation in response to a valid written request for a special meeting from a shareholder pursuant to Section 6.2,

B.          otherwise brought before the meeting by or at the direction of the Board of Directors or an authorized committee thereof, or

C.          otherwise brought before an annual meeting or, in the case of a special meeting at which directors are to be elected, nominations otherwise brought before a special meeting by a shareholder who:

(i)
was a shareholder of record (and, with respect to any beneficial owner, if such person is different from the shareholder of record, on whose behalf such nominations of persons for election to the Board of Directors or other business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) (such shareholder, the “Noticing Shareholder”) both at the time of giving the notice provided for in this Section 6.7 and at the time of the meeting,

(ii)	is entitled to vote at the meeting, and

(iii)	has complied with the notice procedures set forth in these bylaws.

Clause C of this Section 6.7 shall be the exclusive means for a Noticing Shareholder to make director nominations or submit other business before a meeting of shareholders (other than proposals brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting, which proposals are not governed by these bylaws).

Section 6.8          Notice of Shareholder Business to be Conducted at a Meeting of Shareholders. In order for any nominations or any other business to be properly brought before an annual or special meeting of shareholders pursuant to Section 6.7(C)(iii), the Noticing Shareholder must give notice thereof in writing to the Secretary of the Corporation, such notice must be timely and in proper form pursuant to the requirements of this Section 6.8, and such business must otherwise be a proper matter for shareholder action under applicable law. This Section 6.8 shall constitute an “advance notice provision” for annual meetings for purposes of Rule 14a-4(c)(1) under the Exchange Act.

A.          To be timely, a Noticing Shareholder’s notice shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation:

(i)
in the case of an annual meeting of shareholders, not earlier than the 5:00 p.m. Central Time on the one hundred twentieth (120th) day and not later than 5:00 p.m. Central Time on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the Noticing Shareholder, to be timely, must be so delivered or mailed and received not earlier than 5:00 p.m. Central Time on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than 5:00 p.m. Central Time on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation.

(ii)
in the case of a special meeting of shareholders called by or at the direction of the Board of Directors or an authorized committee thereof at which directors are to be elected, in which case such Noticing Shareholder’s notice shall be limited to nominations, not earlier than 5:00 p.m. Central Time on the one hundred twentieth (120th) day prior to such special meeting and not later than 5:00 p.m. Central Time on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs, and

(iii)
in the case of a special meeting of shareholders called pursuant to Section 6.2 following receipt of a valid written request from the holders of at least twenty percent (20%) of all votes entitled to be cast on any issue to be considered at such special meeting, not later than the day on which such written demand is delivered to the Secretary.

In no event shall any adjournment or postponement of an annual or special meeting, or the announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above

B.          To be in proper form, whether in regard to a nominee for election to the Board of Directors or other business, a Noticing Shareholder’s notice to the Secretary must:

(i)
set forth, as to the Noticing Shareholder and any Shareholder Associated Person thereof, and, if the Noticing Shareholder or such Shareholder Associated Person holds for the benefit of another, the beneficial owner on whose behalf the nomination or proposal is made, the following information together with a representation as to the accuracy of the information:

(A)
the name(s) and address(es) of the Noticing Shareholder and any Shareholder Associated Person as they appear on the Corporation’s books and, if the Noticing Shareholder or any such Shareholder Associate Person holds for the benefit of another, the name and address of such beneficial owner (collectively “Holder”),

(B)	the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and/or of record by such Holder, and the date such ownership was acquired,

(C)
any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially by the Holder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation,

(D)	any proxy, contract, arrangement, understanding, or relationship pursuant to which the Holder has a right to vote or has granted a right to vote any shares of any security of the Corporation,

(E)
any short interest in any security of the Corporation (for purposes of these bylaws, a person shall be deemed to have a short interest in a security if the Holder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security),

(F)	any rights to dividends on the shares of the Corporation owned beneficially by the Holder that are separated or separable from the underlying shares of the Corporation,

(G)
any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of a limited liability company or similar entity,

(H)
any performance-related fees (other than an asset-based fee) that the Holder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any,

(I)	any arrangements, rights, or other interests described in Sections 6.8.B(i)(C)-(H) held by members of such Holder’s immediate family sharing the same household,

(J)	a representation that the Noticing Shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named or propose the business specified in the notice,

(K)
a representation that the Noticing Shareholder intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 promulgated under the Exchange Act, and, if such Shareholder proposes other business, whether or not such shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares required to approve the business proposed and/or otherwise to solicit proxies from shareholders in support of the business proposed,

(L)
a certification regarding whether or not the Holder has complied with all applicable federal, state and other legal requirements in connection with such Holder’s acquisition or ownership of shares or other securities of the Corporation,

(M)
any other information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder, and

(N)	any other information as reasonably requested by the Corporation.

Such information shall be provided as of the date of the notice and shall be supplemented by the Holder not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date.

(ii)	if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth:

(A)
a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, and any material direct or indirect interest of the Holder in such business, and

(B)
a description of all agreements, arrangements and understandings, direct and indirect, between the Holder, and any other person or persons (including their names) in connection with the proposal of such business by the Holder.

(iii)	set forth, as to each person, if any, whom the Holder proposes to nominate for election or reelection to the Board of Directors:

(A)
all information relating to the nominee (including, without limitation, the nominee’s name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected),

(B)
a description of any agreements, arrangements and understandings, direct or indirect, between or among such Holder, on the one hand, and any other persons (including any Shareholder Associated Person), on the other hand, in connection with the nomination of such person for election as a director,

(C)
a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three (3) years, and any other material relationships, between or among the Holder and his, her or its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant,

(D)	the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee,

(E)
the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, and

(F)
any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

(iv)	with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation, and agreement required by Section 6.9.

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of the nominee.

C.          Notwithstanding anything in Section 6.8.A to the contrary, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by these bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the 5:00 p.m. Central Time on the tenth (10th) day following the day on which the public announcement naming all nominees or specifying the size of the increased Board of Directors is first made by the Corporation.

D.          For purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations thereunder. As used in these bylaws, the term “Shareholder Associated Person” means, with respect to any shareholder, (i) any person acting in concert with such shareholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder (other than a shareholder that is a depositary) and (iii) any person controlling, controlled by or under common control with any shareholder, or any Shareholder Associated Person identified in clauses (i) or (ii) above. The terms “Affiliate” and “Associate” are fairly broad and are defined by reference to Rule 12b-2 under the Exchange Act. An “affiliate” is any “person that directly, or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.” “Control” is defined as the “possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, or otherwise.”

The term “associate” of a person means:

1.          any corporation or organization (other than the registrant or a majority owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities,

2.          any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and

3.          any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

E.          Only those persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible to serve as directors. Only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in these bylaws. If any information submitted pursuant to this Section 6.8 by any shareholder proposing a nominee(s) for election as a director at a meeting of shareholders is inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with this Section 6.8. Except as otherwise provided by law, the Charter or these bylaws, the Chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in compliance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with these bylaws, to declare that such proposal or nomination is defective, in which case it shall be disregarded.

F.          Notwithstanding the foregoing provisions of these bylaws, a Noticing Shareholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these bylaws; provided, however, that any references in these bylaws to the Exchange Act or the rules thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 6.7 or Section 6.8.

G.          Nothing in these bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Notice of shareholder proposals that are, or that the Noticing Shareholder intends to be, governed by Rule 14a-8 under the Exchange Act are not governed by these bylaws.

H.          Notwithstanding the foregoing provisions of this Section 6.8, unless otherwise required by applicable law, if any Holder (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for any nominee proposed by such Holder. Upon request by the Corporation, any Holder that has provided notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

Section 6.9          Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation by a Holder, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 6.8) to the Secretary at the principal executive offices of the Corporation a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon written request) that such person:

A.          is not and will not become a party to:

(i)
any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or

(ii)	any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the Corporation, with the person’s fiduciary duties under applicable law,

B.          is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein, and

C.          in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Corporation, and

D.          if elected, intends to serve a full term as a director of the Corporation and, as a director of the Corporation, acknowledges that such person will owe fiduciary duties under applicable law with respect to the Corporation and its shareholders.

Section 6.10          Conduct of Shareholder Meetings. The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with rules, regulations and procedures adopted by the Board, the Chairperson of a shareholder meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts, as, in the judgment of such Chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or the Chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present at the meeting; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; (f) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (g) removal of any shareholders or any other individual who refuses to comply with meeting rules, regulations or procedures; (h) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (i) rules, regulations and procedures for compliance with any federal, state or local laws or regulations, including those concerning safety, health or security; (j) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (k) rules, regulations or procedures regarding the participation by means of remote communication, if any, of shareholders and proxyholders not physically present at a meeting.

ARTICLE 7.
CAPITAL STOCK

Section 7.1          Stock Certificates. The Board of Directors may determine to issue to each shareholder a certificate or certificates of capital stock of the Corporation in the form prescribed by the Board. Unless otherwise decided by the Board of Directors, all certificates shall be signed in the name of the Corporation by the Chairperson of the Board, the Chief Executive Officer, or the President and by the Chief Financial Officer or the Secretary of the Corporation. Any or all of the signatures on the certificates may be facsimile. If any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on a certificate ceases to be an officer, transfer agent, or registrar before that certificate is issued, it may be issued by the Corporation with the same effect as if that person were an officer, transfer agent, or registrar at the date of issue. The Board of Directors also may elect, in lieu of issuing certificates, to provide for the issuance of uncertificated shares of the capital stock of the Corporation. Notwithstanding the foregoing, shares of the Corporation’s stock may also be evidenced by registration in the holder’s name in uncertificated book-entry form on the books of the Corporation in accordance with a direct registration system approved by the Securities and Exchange Commission and by the Nasdaq Stock Market or any securities exchange on which the stock of the Corporation may from time to time be traded.

Section 7.2          Transfer of Shares. Subject to any restrictions on transfer imposed by either the applicable securities laws or any shareholder agreement, shares of stock may be transferred on the books of the Corporation by (i) delivery and surrender of the properly endorsed certificate, or (ii) with respect to a transfer of uncertificated shares, a written order to the Corporation, in a form acceptable to the Corporation and its transfer agent, authorizing and instructing the Corporation to effect the transfer and executed by (a) the holder of record thereof, (b) his or her legal representative, who, upon request of the Corporation shall furnish proper evidence of authority to transfer, or (c) his or her attorney, authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or a duly appointed transfer agent.

Section 7.3          Lost or Destroyed Certificates. In case of loss, mutilation or destruction of a certificate of stock, a duplicate certificate may be issued upon the terms prescribed by the Board of Directors, including provision for indemnification of the Corporation secured by a bond or other security sufficient to protect the Corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft, or destruction of the certificate or the issuance of the replacement certificate.

ARTICLE 8.
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.1          Right to Indemnification. The Corporation, to the fullest extent permitted by applicable law as then in effect, shall indemnify any person (an “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or a witness), or is threatened to be involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor (each, a “Proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, or employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any Proceedings. This indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by an Indemnitee in connection with Proceedings, consistent with the provisions of applicable law as then in effect.

Section 8.2          Contracts and Funding. The Corporation may enter into contracts with any director, officer, employee or agent of the Corporation in furtherance of the provisions of this Article 8, and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of all amounts necessary to effect indemnification as provided in this Article 8.

Section 8.3          Employee Benefit Plans. For purposes of this Article 8, references to “other enterprises” shall include employee benefit plans and employee welfare benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, partner, trustee, employee or agent of the Corporation which imposes duties on, or involves services by, that director, officer, partner, trustee, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.

Section 8.4          Indemnification Not Exclusive Right. The right of indemnification and advancement of expenses provided in this Article 8 is not exclusive of any other rights to which a person seeking indemnification may otherwise be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding the office. The provisions of this Article 8 shall benefit the heirs and legal representatives of any person entitled to indemnity under this Article 8 and shall be applicable to Proceedings commenced or continuing after the adoption of this Article 8, whether arising from acts or omissions occurring before or after adoption.

Section 8.5          Advancement of Expenses and Procedures. In furtherance, but not in limitation, of the provisions in this Article 8, the following procedures and remedies apply with respect to advancement of expenses and the right to indemnification:

A.          Advancement of Expenses. All reasonable expenses incurred by or on behalf of an Indemnitee in connection with Proceedings shall be advanced from time to time to the Indemnitee by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting the advance, whether prior to or after final disposition of a Proceeding. Each statement shall reasonably evidence the expenses incurred by the Indemnitee, and if required by law at the time of the advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against those expenses, and shall include such other information or affirmation as required by law.

B.          Written Request for Indemnification. To obtain indemnification under this Article 8, an Indemnitee shall submit to the Secretary of the Corporation a written request, including all documentation and information reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the Indemnitee’s entitlement to indemnification shall be made within a reasonable time after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary of the Corporation, promptly upon receipt of a request for indemnification, shall advise the Board of Directors in writing of that request.

C.          Procedure for Determination. An Indemnitee’s entitlement to indemnification shall be determined: (i) by the Board of Directors by majority vote of a Board quorum consisting of directors not at the time parties to the Proceeding; (ii) if a quorum cannot be obtained under subdivision C(i), by a majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the Proceeding; (iii) by independent special legal counsel selected by the Board of Directors or its committee in the manner prescribed in subdivision C(i) or C(ii); or if those subdivisions cannot be satisfied, selected by majority vote of the full Board (in which selection directors who are parties may participate); or (iv) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the Proceeding may not be voted on the determination.

ARTICLE 9.
RECORDS AND REPORTS

Section 9.1          Maintenance of Certain Records. The Corporation shall keep at its principal executive office, or at the office of its transfer agent or registrar, and as otherwise determined by resolution of the Board of Directors, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of shares held by each.

Section 9.2          Inspection of Records by Shareholders.

A.          A shareholder may, during regular business hours on five (5) business days prior written demand on the Corporation, inspect and copy:

(i)	the Corporation’s then existing charter and all amendments currently in effect;

(ii)	the Corporation’s then existing bylaws and all amendments currently in effect;

(iii)
resolutions adopted by the Board of Directors creating one (1) or more classes or series of shares, and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding;

(iv)	the minutes of all shareholders’ meetings and records of all action taken by shareholders without a meeting, if any, for the past three (3) years;

(v)	all written communications to shareholders generally within the past three (3) years, including certain financial statements prepared for the past three (3) years;

(vi)	a list of the names and business addresses of the current directors and officers; and

(vii)	the most recent annual report delivered to the Tennessee Secretary of State.

B.          Shareholders may inspect other specified corporate records pursuant to Section 48-26-102 of the Tennessee Business Corporation Act.

Section 9.3          Inspection of Records by Directors. Every director has the right at any reasonable time to inspect all books, records and documents of every kind and the physical properties of the Corporation and each of its subsidiaries. Inspection by a director may be made in person or by an agent or attorney duly designated by the director, and the right of inspection includes the right to copy and make extracts.

ARTICLE 10.
GENERAL CORPORATE MATTERS

Section 10.1          Record Date for Purposes Other than Notice and Voting.

A.          For purposes of determining the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any other lawful action (other than notice of a meeting, voting, or action by the shareholders by written consent without a meeting), the Board of Directors may fix, in advance, a record date, which shall not be more than seventy (70) days before that action, and only shareholders of record on the date fixed are entitled to receive the dividend, distribution, or allotment of rights or to exercise the rights, notwithstanding any transfer of any shares on the books of the Corporation after the specified record date, except as otherwise provided in the Tennessee Business Corporation Act.

B.          If the Board of Directors does not fix a record date, the record date for determining shareholders for any of these purposes shall be at the close of business on the day on which the Board adopts the applicable resolution.

Section 10.2          Contracts. Except as otherwise required by law, the Charter or these bylaws, any contracts or other instruments may be executed and delivered in the name and on behalf of the Corporation by such officer or officers (including any assistant officer) of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board of Directors may determine. Subject to any restrictions imposed by the Board of Directors or the Chairperson of the Board, the Chief Executive Officer, the President or any Vice President of the Corporation may delegate contractual power to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 10.3          Distributions. The Board of Directors may, from time to time, declare, and the Corporation may pay, distributions on its outstanding shares of capital stock in the manner and upon the terms and conditions provided by applicable law.

ARTICLE 11.
AMENDMENT OF BYLAWS

These bylaws may be amended, supplemented or repealed as provided by the laws of the State of Tennessee and the Charter.

Amended and restated as of June 3, 2022.